                           SYQUEST TECHNOLOGY, INC.

                             47071 BAYSIDE PARKWAY
                           FREMONT, CALIFORNIA 94538

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                               ----------------

                         TO BE HELD ON OCTOBER 7, 1998

TO OUR STOCKHOLDERS:

  NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of SYQUEST TECHNOLOGY, INC. (the "Company"), a Delaware corporation, will be held on October 7, 1998, at 10:00 a.m., Pacific Daylight Savings Time, at the Company's principal executive offices at 47071 Bayside Parkway, Fremont, California 94538, for the following purpose:

  1. To approve an amendment to the Company's Restated Certificate of Incorporation to effect a reverse stock split of one share of Common Stock of the Company for every five to ten shares of Common Stock that are issued and outstanding, with the precise number of shares to be converted to be determined by the Company's Board of Directors at a later time.

  The foregoing item of business is more fully described in the Proxy Statement accompanying this Notice.

  Only stockholders of record at the close of business on September 8, 1998, are entitled to notice of and to vote at the meeting.

  All stockholders are cordially invited to attend the meeting in person. To assure your representation at the meeting, however, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

                                       By Order of the Board of Directors,

                                       Edward L. Marinaro
                                       Chairman of the Board

Fremont, California
September 18, 1998

                          YOUR VOTE IS VERY IMPORTANT

  IN ORDER TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                           SYQUEST TECHNOLOGY, INC.

                             47071 BAYSIDE PARKWAY
                           FREMONT, CALIFORNIA 94538

                                ---------------

                              PROXY STATEMENT FOR
                 SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON
                          WEDNESDAY, OCTOBER 7, 1998

                                ---------------

  The accompanying Proxy is solicited on behalf of the Board of Directors of SYQUEST TECHNOLOGY, INC. (the "Company") for use at the Special Meeting of Stockholders to be held on Wednesday, October 7, 1998, at 10:00 a.m., Pacific Daylight Savings Time, or at any continuation or adjournment thereof, for the purposes set forth in the accompanying Notice of Special Meeting of Stockholders. The Special Meeting will be held at the Company's principal executive offices, 47071 Bayside Parkway, Fremont, California 94538. The Company's telephone number at that location is (510) 226-4000.

  The proxy solicitation materials will first be mailed to stockholders on or about September 22, 1998.

                              GENERAL INFORMATION

RECORD DATE AND VOTING SECURITIES

  Only holders of record of the Company's Common Stock, $.0001 par value ("Common Stock") at the close of business on September 8, 1998 (the "Record Date"), are entitled to notice of and to vote at the meeting, subject to the following qualifications. On the Record Date, 135,527,455 shares of the Company's Common Stock were issued and outstanding./1/

VOTING AND REVOCABILITY OF PROXIES

  The Common Stock represented by valid proxies, properly dated and executed, and not revoked, will be voted at the Special Meeting in accordance with the instructions thereon. If, however, voting instructions are not given on the proxy, then the shares represented thereby will be voted in favor of each applicable proposal described in this Proxy Statement. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time prior to the time it is voted by delivering to the Secretary of the Company, no later than the start of the Special Meeting, a written notice of revocation or a duly executed proxy bearing a later date than the revoked proxy, or by attending the Special Meeting and voting in person.

  Each holder of shares of Common Stock is entitled to one vote for each share on each applicable proposal presented in this Proxy Statement. The Company's Bylaws provide that a majority of all of the shares of stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. If a proxy is accompanied by instructions to withhold authority, or is marked with an abstention, the share represented thereby will be considered to be present at the meeting for purposes of determining the existence of a quorum for the transaction of business.

  Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but the Company will not treat abstentions as votes in favor of approving any matter submitted to the stockholders for a vote. Shares held by brokers that are present, but not voted on a particular matter, because the brokers were prohibited from exercising discretionary authority on that matter (that is, "broker non-votes"), will also be treated as present for determining the presence of a quorum for the meeting, but will not be considered as present with respect to that matter. The Company believes that these tabulation procedures are consistent with Delaware statutory requirements concerning voting of shares and determination of a quorum.

-------
/1/For information concerning the beneficial owners of more than five percent of the Company's Common Stock, stockholders are referred to the section entitled "Security Ownership of Management and Certain Beneficial Owners" as set forth in the Proxy Statement for the Company's Annual Meeting of Stockholders held on June 15, 1998.

SOLICITATION EXPENSES

  The Company will bear the expense of preparing, printing an mailing this Proxy Statement and the proxies solicited hereby and will reimburse brokerage firms and other persons representing beneficial owners of shares of Common Stock for their expenses in forwarding solicitation material to such beneficial owners. In addition to the solicitation of proxies by mail, solicitation may be made by certain officers and other employees by personal interview, telephone or facsimile; no additional compensation will be paid for such solicitation. The Company has retained Morrow & Co., at an estimated cost of $5,500 plus reimbursement of reasonable expenses, to assist in the solicitation of proxies from brokers, nominees, institutions and individuals. Representatives of Morrow & Co. may solicit votes by personal interview, telephone or facsimile.

                                PROPOSAL NO. 1

       AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION
                        TO EFFECT A REVERSE STOCK SPLIT

PROPOSED REVERSE SPLIT

  The Company's Board of Directors has unanimously approved and determined to submit to the stockholders of the Company an amendment (the "Reverse Split Amendment") to the Company's Restated Certificate of Incorporation (the "Restated Certificate of Incorporation"), to effect a reverse stock split of one share of reconstituted Common Stock for every five to ten shares of Common Stock that are currently issued and outstanding, with the precise number of shares of Common Stock to be converted into each reconstituted share of Common Stock (the "Split Factor") to be determined by the Board of Directors at a later time. The Reverse Split Amendment would not affect the number of shares of Common Stock authorized under the Restated Certificate of Incorporation. The Reverse Split Amendment would not affect the number of shares of Preferred Stock authorized or outstanding, although the conversion rate of the Preferred Stock to Common Stock would be proportionally adjusted. The Company is currently authorized to issue 240,000,000 shares of Common Stock, of which 135,527,455 were outstanding on September 8, 1998. If the Reverse Split Amendment is effected, the number of authorized shares of Common Stock would remain the same, but the number of shares outstanding would be decreased to a range of approximately 27,105,491 to 13,552,745 (depending on the Split Factor selected by the Board of Directors). The relative rights and preferences of the Common Stock and the Preferred Stock would be unaffected by the reverse split. Initially, the stockholders' percentage ownership of the Company and the number of Company stockholders should not materially change as a result of the Reverse Split Amendment being effected. However, as more shares of Common Stock are issued in the future, the existing stockholders' percentage ownership will decrease. The par value per share of Common Stock would remain at $0.0001 following the reverse stock split; as a consequence, the aggregate capital in excess of par value attributable to the outstanding Common Stock for statutory and accounting purposes would be increased.

NASDAQ MINIMUM BID PRICE

  As amended effective August 22, 1997, Rule 4450 of the NASDAQ Marketplace Rules provides that issuers listed on the NASDAQ National Market maintain a minimum bid price of $1.00 per share for the listed stock. The Company's shares of Common stock have continuously traded below $1.00 since August 4, 1998, and will be delisted from the NASDAQ National Market unless such shares achieve a minimum bid price of $1.00 or more for ten consecutive trading days between September 16, 1998 and December 14, 1998. The Board of Directors believes that such a delisting could adversely affect the ability of the Company to attract new investors, may result in decreased liquidity of the outstanding shares of Common Stock and, consequently, could reduce the price at which such shares trade and the transaction costs inherent to trading such shares. The Company believes that, if the Reverse Split Amendment is approved, there is a greater likelihood that the minimum bid price of the Common Stock will be maintained at a level over $1.00 per share.

  Even though a reverse stock split, by itself, does not impact a corporation's assets or prospects, reverse stock splits can result in a decrease in the aggregate market value of a corporation's equity capital. The Board of Directors, however, believes that this risk is off-set by the prospect that the reverse stock split will improve the likelihood that the Company will be able to maintain its NASDAQ National Market listing and may, by increasing the per share price, make an investment in the Common Stock more attractive for certain investors. There can be no assurance, however, that approval of the Reverse Split

Amendment will succeed in raising the bid price of the Company's Common Stock above $1.00 per share, that such minimum price, if achieved, would be maintained, or that even if the NASDAQ's minimum bid price requirements were satisfied, the Company's Common Stock would not be delisted by the NASDAQ for failure to meet the minimum net tangible assets requirement, or for other reasons.

  THERE CAN BE NO ASSURANCE THAT THE MARKET PRICE OF THE COMMON STOCK AFTER THE PROPOSED REVERSE SPLIT WILL BE EQUAL TO THE MARKET PRICE BEFORE THE PROPOSED REVERSE SPLIT MULTIPLIED BY THE SPLIT NUMBER, OR THAT THE MARKET PRICE FOLLOWING THE REVERSE SPLIT WILL EITHER EXCEED OR REMAIN IN EXCESS OF THE CURRENT MARKET PRICE.

REVERSE SPLIT REQUESTED BY CERTAIN SHAREHOLDERS

  The Company also seeks authorization for the Reverse Split Amendment in connection with an agreement in principal by certain holders of the Company's 5% Cumulative Convertible Preferred Stock, Series 7 ("Series 7 Preferred Stock") to guaranty $8,000,000 of additional credit from the Company's current lenders, Greyrock Business Credit and Silicon Valley Bank. Four million dollars of the guaranty is to become available on the date that the Reverse Split Amendment becomes effective. The availability of the other $4,000,000 of the guaranty is to be conditioned on the registration for resale of the Common Stock underlying the Series 7 Preferred Stock, the Common Stock underlying the warrants issued in connection therewith, and other shares of Common Stock issued to those investors in connection with previous financing transactions. The details of the registration for resale of such Common Stock are to be disclosed in the Company's Amended Registration Statement onForm S-3, registration statement no. 333-56597. The Company anticipates that such registration statement will be declared effective prior to the October 7, 1998, special meeting, though there can be no assurance that it will be.

  The guaranty sought from those investors is critical to the Company given its current cash resources and ability to borrow from other sources. The Company has disclosed in its report on Form 10-Q for the quarter ended June 30, 1998, that it does not have sufficient cash resources to fund operations through the end of its fiscal year ending September 30, 1998. The Company believes that the funds being made available pursuant to the guaranty are necessary to sustain the Company through the end of Fiscal 1998 and into the first quarter of fiscal 1999. However, there can be no assurance that the funds to be made available pursuant to the guaranty will be sufficient to sustain the Company as expected, or that the Company will otherwise have sufficient funds to sustain itself through the end of fiscal 1998 and into the first quarter of fiscal 1999.

USES FOR AVAILABLE SHARES OF COMMON STOCK

  As of September 8, 1998, there were (i) 135,527,455 shares of Common Stock outstanding, (ii) approximately 8.4 million options granted and not expired, cancelled nor exercised; (iii) warrants granted to purchase 49,161,328 shares of Common Stock, and (iv) approximately 47,000,000 shares available for issuance on conversion of issued and outstanding shares of the Company's convertible preferred stock. If called upon as of the Record Date to issue shares of Common Stock in accordance with all existing contractual requirements, the Company would not have sufficient shares of Common Stock available. If the Company had sufficient cash available, it could make cash payments in place of issuing Common Stock. The Company does not have sufficient funds to make such payments. If the Reverse Split Amendment is approved, the Company believes that it will have sufficient shares of Common Stock available to satisfy its contractual obligations relating to the issuance of Common Stock.

  The Company may need to issue additional shares of Common Stock (or securities convertible into shares of Common Stock) during fiscal 1999 to raise working capital. The Board of Directors believes that it is important to ensure that the Company will continue to have an adequate number of authorized and unissued shares of Common Stock to cover its current obligations to issue such shares and otherwise to be available for future use. If the Reverse Split Amendment is adopted by the stockholders, the increase in the portion of authorized shares that would be unissued (the "Increased Available Portion of Shares") would be available for such issuance by the Board of Directors from time to time in the future for any proper corporate purpose, including for such corporate purposes as financings, acquisitions, employee benefit plans, stock splits and stock dividends, as the Board of Directors may deem appropriate, without the necessity of further amendment to the Restated Certificate of Incorporation or further stockholder action. Any issuance of additional shares of Common Stock at prices lower than prices paid by current stockholders for their shares of Common Stock would have a dilutive effect on such existing stockholders. There can be no assurance that the Company will be able to raise additional capital on favorable terms or otherwise.

  The issuance of additional shares of Common Stock, while providing desirable flexibility in carrying out corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company, thereby having an anti-takeover effect. The Company could use the Increased Available Portion of Shares to frustrate persons seeking to effect a takeover or otherwise gain control of the Company by, for example, privately placing shares with purchasers who might side with the Board of Directors in opposing a hostile takeover bid. Shares of Common Stock could also be issued to a holder that would thereafter have sufficient voting power to assure that any proposal to amend or repeal the By-Laws or certain provisions of the Restated Certificate of Incorporation would not receive the requisite vote. Such uses of the Common Stock could render more difficult, or discourage, an attempt to acquire control of the Company, if such transaction were opposed by the Board of Directors.

EXCHANGE OF STOCK CERTIFICATES

  If the Reverse Split Amendment is approved by the Company's stockholders, the Company will instruct its transfer agent to act as its exchange agent (the "Exchange Agent") in implementing the exchange of certificates representing outstanding Common Stock.

  Commencing on the effective date of the Reverse Split Amendment (the "Effective Date"), holders of Common Stock will be notified and requested to surrender their certificates representing shares of Common Stock to the Exchange Agent in exchange for certificates representing post-reverse split Common Stock. The number of shares of reconstituted Common Stock issued to each holder of shares of Common Stock will be determined once the Board of Directors selects the Split Factor. Beginning on the Effective Date, each certificate representing shares of the Company's Common Stock will be deemed for all corporate purposes to evidence ownership of as many shares of post-reverse split Common Stock after applying the Split Factor and otherwise making adjustments for fractional shares as described below.

FRACTIONAL SHARES

  No scrip or fractional certificates will be issued in connection with the Reverse Split Amendment. Stockholders who would otherwise be entitled to receive fractional shares because they hold a number of shares of Common Stock not evenly divisible by the Split Factor will be entitled, upon surrender to the Exchange Agent of certificates representing such shares, to receive one additional share of Common Stock for any fractional share to which they would otherwise be entitled. As a result of the Reverse Split Amendment, stockholders who now own "round lots" may hold "odd lots" and, as a result, may be subject to increased transaction costs on the sale of their Common Stock.

  Stockholders are encouraged to surrender their certificates to the Exchange Agent for certificates evidencing whole shares of Common Stock due them for fractional interests.

FEDERAL INCOME TAX CONSEQUENCES

  The Company has not sought and will not seek a ruling from the Internal Revenue Service or an opinion of counsel regarding the federal income tax consequences of the Reverse Split Amendment. The Company believes that the Reverse Split Amendment should not result in the recognition of gain or loss. The holding period of the shares of post-reverse split Common Stock will include the stockholders respective holding periods for the shares of pre-reverse split Common Stock exchanged therefor, provided that the shares of Common Stock were held as a capital asset. The adjusted basis of the shares of post-reverse split Common Stock will be the same as the adjusted basis of the Common Stock exchanged therefor.

  Although not free from doubt, the above treatment should also apply with respect to additional shares received for fractional shares. However, it is possible that the receipt of additional shares could be wholly or partly taxable. Holders should consult with their own tax advisors.

NO DISSENTER'S RIGHTS

  Under Delaware law, stockholders are not entitled to dissenter's rights of appraisal with respect to the Reverse Split Amendment.

MISCELLANEOUS

  The Board of Directors may abandon the Reverse Split Amendment at any time before or after the Special Meeting and prior to the filing of the Amendment to the Restated Certificate Of Incorporation related thereto with the Delaware Secretary of State if for any reason the Board of Directors deems it advisable to do so.

VOTE REQUIRED

  The Reverse Split Amendment must be approved by the holders of a majority of the outstanding shares of Common Stock. Accordingly, abstentions and broker non-votes will have the same effect as a vote against the Amendment.

                      THE BOARD OF DIRECTORS UNANIMOUSLY
                       RECOMMENDS A VOTE FOR PROPOSAL 1

                                 OTHER MATTERS

INFORMATION INCORPORATED BY REFERENCE

  The Commission allows the Company to "incorporate by reference" certain information into this Proxy Statement, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. This Proxy Statement hereby incorporates by reference: (a) the documents set forth below and previously filed with the Commission; and (b) any documents that the Company may file with the Commission in the future under the Exchange Act. The information incorporated by reference is deemed to be part of this Proxy Statement, except for any information superseded by information in this Proxy Statement or by information contained in the Company's future filings with the Commission.

           DOCUMENT FILED                                    PERIOD/DATE
           --------------                                    -----------
Annual Report on Form 10-K/A         Fiscal Year Ended September 30, 1997
Quarterly Reports on Form 10-Q       Quarters Ended December 31, 1997, March 31, 1998, and June
                                     30, 1998
Current Reports on Form 8-K          October 4, 1997, November 14, 1997, December 18, 1997,
                                     February 13, 1998, February 17, 1998, March 25, 1998,
                                     April 22, 1998, June 3, 1998, June 11, 1998, and August 5,
                                     1998.
1998 Notice of Annual Meeting and    May 11, 1998
 Proxy Statement

GENERAL

  The Board of Directors does not know of any business to come before the meeting other than the matter described in the notice accompanying this Proxy Statement. If other business is properly presented for consideration at the meeting, the enclosed proxy authorizes the persons named therein to vote the shares in their discretion.

                                    By Order of the Board of Directors,

                                    Edward L. Marinaro
                                    Chairman of the Board

Fremont, California
September 18 , 1998

1083-PS-SP-98

P
R
O
X
Y
                              DETACH HERE

                                                                        SYQ F



          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                            SYQUEST TECHNOLOGY, INC.
               OCTOBER 7, 1998 SPECIAL MEETING OF STOCKHOLDERS

     The undersigned stockholder of SYQUEST TECHNOLOGY, INC., a Delaware corporation ("Company"), hereby acknowledges receipt of the Notice of the Special Meeting of Stockholders and Proxy Statement, each dated September 18, 1998, and hereby appoints Edwin L. Harper and Henry Lo or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf of and in the name of the undersigned, to represent the undersigned at the Special Meeting of Stockholders of SyQuest Technology, Inc. to be held on Wednesday, October 7, 1998, at 10:00 a.m. Pacific Daylight Time, at the principal executive offices of SyQuest Technology, Inc., 47071 Bayside Parkway, Fremont, California 94538, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR PROPOSALS NOS. 1 AND 2 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.


CONTINUED AND TO BE SIGNED ON REVERSE SIDE



                                SEE REVERSE SIDE
                                DETACH HERE

                                     SYQ F


     Please mark
     votes as in
 [X] this example.


     The Board of Directors Recommends Voting FOR Proposals 1 and 2.
                                              ---

                                              FOR     AGAINST  ABSTAIN

1. To approve an amendment to the             [_]       [_]      [_]
   Company's Restated Certificate of
   Incorporation to effect a reverse
   stock split of one share of Common
   Stock of the Company for every
   five to ten shares of Common Stock
   that are issued and outstanding,
   with the precise number of shares to
   be converted to be determined by the
   Company's Board of Directors at a
   later time.

                                              FOR     AGAINST  ABSTAIN
2. To transact such other business            [_]       [_]      [_]
   as may properly come before the
   meeting or any adjournment thereof.

(This proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name(s) appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held jointly or as community property, both stockholders should sign.)

MARK HERE
FOR ADDRESS       ______________________________________________________________
CHANGE AND        ______________________________________________________________
NOTE AT RIGHT [_] ______________________________________________________________


Signature ________________  Date ______  Signature _________________  Date _____